UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 12, 2018

Paycom Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36393	80-0957485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 W. Memorial Road, Oklahoma City, Oklahoma	73142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 722-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Agreement

On February 12, 2018 (the “Effective Date”), Paycom Software, Inc. (the “Company”) entered into a senior secured revolving credit agreement (the “Revolving Credit Agreement”) among Paycom Payroll, LLC (the “Borrower”), the Company and certain subsidiaries of the Company as guarantors of the obligations under the loan documents related to the Revolving Credit Agreement (collectively, the “Guarantors,” and together with the Borrower and any other person who becomes party to the Revolving Credit Agreement, the “Loan Parties”), JPMorgan Chase Bank, N.A., as a lender, swingline lender and issuing bank, Bank of America, N.A., as a lender (together with JPMorgan Chase Bank, N.A., the “Lenders”), and JPMorgan Chase Bank, N.A., as the administrative agent.

The Revolving Credit Agreement provides for a senior secured revolving credit facility (the “Facility”) in the aggregate principal amount of $50,000,000, which may be increased to up to $100,000,000, subject to obtaining additional lender commitments and certain approvals and satisfying certain other conditions. The Facility includes a $5,000,000 sublimit for swingline loans and a $2,500,000 sublimit for letters of credit. The Facility is scheduled to mature on February 12, 2020 (the “Scheduled Maturity Date”).

The Facility was undrawn as of the Effective Date. Borrowings under the Facility will generally bear interest at a prime rate plus 1.0% or, at the Borrower’s option (other than with respect to swingline loans), an adjusted LIBO rate for the interest period in effect for such borrowing plus 1.50%, in each case subject to certain conditions set forth in the Revolving Credit Agreement. The adjusted LIBO rate is equal to (i) the LIBO rate for the applicable interest period multiplied by (ii) a statutory reserve rate equal to (x) one divided by (y) one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board of Governors of the Federal Reserve System of the United States. The Borrower is required to pay a quarterly commitment fee at a rate of 0.20% per annum on the daily amount of the undrawn portion of the revolving commitments under the Facility. The Borrower is also required to pay letter of credit participation fees at a rate of 1.50% per annum on the daily undrawn amount of all outstanding letters of credit and unreimbursed disbursements relating to letters of credit and a fronting fee at a rate of 0.125% per annum on the daily undrawn amount of all outstanding letters of credit. The Facility provides for no scheduled principal amortization prior to the Scheduled Maturity Date. Subject to certain conditions set forth in the Revolving Credit Agreement, the Borrower may borrow, prepay and reborrow under the Facility and terminate or reduce the Lenders’ commitments at any time prior to the Scheduled Maturity Date.

Under the Revolving Credit Agreement, the Loan Parties are required to maintain a fixed charge coverage ratio of not less than 1.25 to 1.0 and a funded indebtedness to EBITDA ratio of not greater than 2.0 to 1.0. Additionally, the Revolving Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Loan Parties to, among other things, grant liens, incur debt, effect certain mergers, make investments, dispose of assets, enter into certain transactions, including swap agreements and sale and leaseback transactions, pay dividends or distributions on their capital stock, and enter into transactions with affiliates, in each case subject to customary exceptions for a facility of the size and type of the Facility.

The obligations of the Loan Parties under the Facility are secured by a senior security interest in all equipment of the Loan Parties pursuant to a security agreement among the Loan Parties and JPMorgan Chase Bank, N.A. as administrative agent.

The proceeds of the loans and letters of credit under the Facility are to be used only for general business purposes of the Borrower and working capital.    Letters of credit are to be issued only to support the Borrower’s business operations.

The events of default under the Revolving Credit Agreement include, among others, payment defaults, material misrepresentations, breaches of covenants, cross defaults with certain other material indebtedness, bankruptcy and insolvency events, defaults under the related security agreement, judgment defaults, change in control events and failures with respect to the guaranty under the Revolving Credit Agreement. The occurrence of an event of default could result in the acceleration of the Borrower’s obligations under the Revolving Credit Agreement, the requirement to post cash collateral with respect to letters of credit, the termination of the Lenders’ commitments, a 2.0% increase in the rate of interest, and an obligation of the Guarantors to pay the full amount of the Borrower’s obligations under the Revolving Credit Agreement.

From time to time, the Lenders and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Revolving Credit Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCOM SOFTWARE, INC.

Date: February 13, 2018	By:	/s/ Craig E. Boelte
	Name:	Craig E. Boelte
	Title:	Chief Financial Officer